EXHIBIT 99.1

FOR IMMEDIATE RELEASE

            FIRST ADVANTAGE CORPORATION NAMES CHIEF OPERATING OFFICER

               Board Also Names President and Promotes Executives

ST. PETERSBURG, Fla., June 19, 2003--First Advantage Corporation (Nasdaq: FADV) a leading national provider of enterprise and consumer screening solutions, today announced that Akshaya Mehta has been named executive vice president and chief operating officer.

The Board of Directors also appointed John W. Long, current chief executive officer, to the additional post of president. Chief Financial Officer John Lamson, and Kenneth DeGiorgio, General Counsel, have both been promoted to executive vice presidents of First Advantage. These actions complete the installation of the top tier executive management team for First Advantage.

Mehta, previously executive vice president and chief operating officer of American Driving Records (ADR), a wholly-owned subsidiary of First Advantage Corporation, brings 15 years of management experience and over 20 years of technology development expertise to his new position. Prior to joining ADR in 1999, Mehta served as division vice president of product development at ADP, vice president of development at Security Pacific Bank, and deputy head of development at UBS London.

As COO for First Advantage, Mehta will be primarily responsible for providing strategic direction to all business units as the newly formed corporation completes uniting its various business lines.

Mehta earned a masters degree in computer science at the Imperial College of the University of London after obtaining an undergraduate degree in physics from the same university.

About First Advantage Corporation
First Advantage Corporation (Nasdaq: FADV) provides best-in-class single-source solutions for enterprise and consumer screening and risk mitigation needs, incorporating state-of-the-art technology, proprietary systems and data resources. Created by the merger of The First American Corporation's Screening Technologies division with US SEARCH.com, First Advantage is a leading national provider in the screening industry, ranking among the top three companies in nearly all of its business lines. The company offers multiple products and services including employment background screening, drug-free workplace programs, physical exams and other occupational health testing, resident screening services, motor vehicle records and consumer location services. Headquartered in St. Petersburg, Fla., with major offices in Los Angeles, Concord and Sacramento, Calif.; Milwaukee; Bethesda and Rockville, Md.; Denver; and Bangalore, India, the company has nearly 1,000 employees. Further information about the company is available at www.FADV.com.

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